Exhibit 99.1

Global Licensed Publisher agreement signed with
Sony Computer Entertainment America Inc. for PLAYSTATION®3 system

(Amsterdam, the Netherlands) September 27, 2007 – Today, Playlogic Entertainment, Inc. (OTCBB: PLGC) announced that it has signed a global publishers license for the PLAYSTATION®3 computer entertainment system. This official publisher agreement allows Playlogic to publish games for the PLAYSTATION®3 system in all territories worldwide.

The PLAYSTATION®3 system is the latest addition to the PlayStation® family and represents the pinnacle in console gaming.

“This is really great news for our company” Comments Executive VP Rogier W. Smit. He continues, “It’s an industry given that SCEA is representative of the highest standard in game publishing. To be able to develop and publish for this incredibly powerful and versatile machine will give us the opportunity to deliver the best in videogame entertainment.”

CTO Dominique Morel says, “Receiving this publishing agreement is both an honor and a responsibility. We have already been working hard with our teams mastering the skills and tools that will allow us to unleash PLAYSTATION®3 system’s amazing abilities and unprecedented power. The confidence given by Sony to our publishing efforts is already a fabulous reward for Playlogic. We will work hard to justify this publisher license and provide our end-users with fantastic games”

PLAYSTATION®3 system is the most advanced computer system that serves as a platform to enjoy next generation computer entertainment contents in the home, realized through the combination of Cell and RSX™ processors, in addition to the compatibility of a vast catalog of PlayStation® game console and PlayStation®2 computer entertainment system software titles.

With its Giga-bit Ethernet and a pre-installed hard disk drive (HDD), users will be able to use the PLAYSTATION®3 system to download a variety of online contents as well as access online games. Equipped with basic input/output ports, PLAYSTATION®3 system supports a broad range of displays from conventional NTSC/PAL standard TVs to the latest full HD (1080i/1080p) flat panel displays, offering the joy of the most advanced computer entertainment contents to homes around the world.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works including “Officers” and “Age of Pirates: Captain Blood” which will be published this year, and “Dragon Hunters” based on the animated TV series and up-coming movie which will be published early next year. Recent world-wide releases include “Xyanide Resurrection,”  “Obscure II,” “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Loana Leatomu, Corporate PR & IR Manager
T: +31 20 676 03 04
F: +31 20 673 13 14
E: lleatomu@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com